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                                                                    Exhibit 99.3


For further information, contact:
At Citrix:                                   At the Financial Relations Board:
Scott Davidson  (954) 267-2388               Julie Creed (312) 640-6724

Citrix Systems, Inc. Announces Sale of Zero Coupon Convertible Subordinated Debentures

Fort Lauderdale, Florida - March 23, 1999 - Citrix Systems, Inc. (NASDAQ NMS:
CTXS) today announced that it has sold its zero coupon convertible subordinated debentures in a private placement. The zero coupon convertible subordinated debentures were priced with a yield to maturity of 5.25 percent and resulted in proceeds to the Company of approximately $292.5 million.

The company stated that it intends to use the net proceeds of the placement for working capital and other general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private placement memorandum. The securities to be offered will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemption from such registration requirements.